                                                                    Exhibit 99.1

                  TENNECO REPORTS STRONG SECOND QUARTER RESULTS


     -    NET INCOME UP 67%, EPS UP 65% YEAR-OVER-YEAR

     -    EBIT UP 39%; EBITDA UP 26% YEAR-OVER-YEAR

     -    RECORD HIGH QUARTERLY REVENUE OF $1.7 BILLION

Lake Forest, Illinois, July 26, 2007 - Tenneco (NYSE: TEN) reported second quarter 2007 net income of $40 million, or 84-cents per diluted share, a significant increase from $24 million, or 51-cents per diluted share in second quarter 2006. Adjusted for the items below, net income was $41 million, or 87-cents per diluted share, versus $33 million, or 71-cents per diluted share one year ago (the tables attached to the press release reconcile GAAP results to non-GAAP results). The comparative 2006 financial results reflect the preliminary results of the restatement discussed in the company's July 23, 2007 press release. Final 2006 results will be reflected in Tenneco's restated financial statements that it expects to file in August 2007.

EBIT (earnings before interest, taxes and minority interest) increased to $102 million, from $74 million a year ago. Adjusted EBIT was $104 million, compared with $88 million in second quarter 2006. Growth in global sales on OE platforms featuring advanced technology content and operational efficiencies drove the year-over-year profit improvement.

EBITDA (EBIT before depreciation and amortization) was $152 million, up from $121 million and adjusted EBITDA rose to $154 million from $135 million for the same period last year.

Second quarter revenue increased 36% to $1.7 billion versus $1.2 billion a year ago. Substrate sales were $460 million, up from $213 million in second quarter 2006. Excluding substrate sales and favorable currency of $49 million, revenue was up 16% to $1.16 billion from $1.0 billion. The revenue growth was driven by volume increases on large North American OE emission control platforms as well as continued revenue growth in the European OE businesses and in expanding markets like China.

ADJUSTED SECOND QUARTER 2007 AND 2006 RESULTS:

                                                          Q2 2007                                     Q2 2006
                                         -----------------------------------------   -----------------------------------------
                                          EBITDA     EBIT   Net Income   Per Share    EBITDA     EBIT   Net Income   Per Share
                                         ---------   ----   ----------   ---------   ---------   ----   ----------   ---------
Earnings Measures                           $152     $102       $40        $0.84        $121      $74       $24        $0.51
Adjustments (reflects non-GAAP
   measures):
   Restructuring and restructuring
      related expenses                         2        2         1         0.03           8        8         5         0.12
   New aftermarket customer changeover
      costs                                   --       --        --          --            6        6         4         0.08
                                            ----     ----       ---        -----        ----      ---       ---        -----
Non-GAAP earnings measures                  $154     $104       $41        $0.87        $135      $88       $33        $0.71
                                            ====     ====       ===        =====        ====      ===       ===        =====

SECOND QUARTER 2007 ADJUSTMENTS:

     - Restructuring and restructuring related expense of $2 million pre-tax, or 3-cents per diluted share.

SECOND QUARTER 2006 ADJUSTMENTS:

     - Restructuring and restructuring related expenses of $8 million pre-tax, or 12-cents per diluted share;

     - Aftermarket customer changeover costs of $6 million pre-tax, or 8-cents per diluted share.

"We are very pleased with our results this quarter. In North America, the ramp-up and execution on our large diesel after treatment truck business is reaching the production levels we had anticipated," said Gregg Sherrill, chairman and CEO, Tenneco. "In addition, we saw robust performance in Europe and China, which reflects Tenneco's strong geographic position."

Gross margin in the quarter was 17.2% versus 20.5% in second quarter 2006. The decline was driven by substantially higher substrate sales, primarily from volume increases on diesel truck platforms in North America, lower OE ride control sales for commercial vehicles due to the significant production decline in that industry, and a shift toward a lower percentage of total revenue generated by higher margin aftermarket business.

Total steel costs in the quarter increased $18 million year-over-year. The company offset these increases with cost reductions, material substitutions, low cost country sourcing and steel price recovery efforts with aftermarket and OE customers. The company has completed nearly all its customer steel recovery negotiations.

SGA&E (selling, general, administrative & engineering) expenses as a percent of sales decreased to 8.1% from 10.5% at the end of second quarter 2006. The company held overhead costs flat while increasing revenues and continuing to invest in engineering and technology development for its OE emission control and ride control businesses globally.

EBIT as a percent of revenue in the quarter was up year-over-year. The margin benefit from advanced technology content on new large-volume OE platform launches, cost reduction efforts and an improvement in SGA&E as a percent of sales offset the unfavorable margin impact of higher substrate sales and the shift to a higher percentage of OE revenues.

Interest expense in the quarter was $40 million, up from $35 million a year ago. The requirement to mark Tenneco fixed to floating interest rate swaps to market increased interest expense by $3 million in second quarter 2007, versus an increased expense of $2 million in the second quarter 2006. A higher level of borrowings in the quarter drove the remainder of the interest expense increase.

Cash provided by operating activities was an inflow of $67 million, versus $73 million in second quarter 2006. Cash used for working capital was $14 million versus $10 million a year ago despite higher revenues in second quarter 2007.

At quarter-end, debt net of cash balances was $1.282 billion, compared with $1.256 billion a year ago. Total debt was $1.450 billion versus $1.379 billion at the end of second quarter 2006, driven by working capital investments to service a higher level of revenues. At quarter-end, the ratio of debt net of cash balances to adjusted LTM (last twelve months) EBITDA was 2.9X, improved from 3.0X a year ago.

NORTH AMERICA

     - North America OE revenue increased 80% to $661 million from $367 million a year ago. Industry production was down 3% in the quarter. Excluding substrate sales, revenue was $395 million, up 29% year-over-year from $306 million. Higher volumes on the Toyota Tundra, GM cross-over vehicles and the ramp-up on significant new diesel emission control platforms including the Ford Super-Duty, the GM Duramax engines, the Dodge heavy-duty RAM and International's medium-duty diesel trucks drove the increase.

     - North America aftermarket revenue was down 5% to $149 million from $156 million a year ago. Softer market conditions for both ride and emission control products were partially offset by price increases to recover steel costs.

     - EBIT for North American operations was $49 million, versus $37 million a year ago. Adjusted for the items below, EBIT was $49 million, versus $47 million in second quarter 2006. Strong OE emission control volumes and manufacturing efficiencies, particularly the efficient ramp-up on key emission control truck platforms, offset lower aftermarket volumes and higher material costs.

     - Second quarter 2006 EBIT includes $4 million in restructuring and $6 million for customer changeover costs.

EUROPE, SOUTH AMERICA AND INDIA

     - Europe OE revenue was $513 million, up 25% from $412 million in second quarter 2006. Industry production increased 4% in the quarter. Excluding $29 million in favorable currency and higher substrate sales, revenue was $347 million, up 18% compared with $292 million a year ago. The increase was largely driven by increased volumes on emission control platforms and new ride control model launches.

     - Europe aftermarket revenue increased 5% to $124 million from $118 million the previous year. Excluding favorable currency, revenue was relatively flat year-over-year. Stronger ride control volumes were offset by lower emission control product sales.

     - South America and India revenue increased to $81 million from $66 million the previous year, driven by favorable currency and stronger volumes in South America. Excluding currency and substrate sales, revenue was $65 million, versus $58 million a year ago, an increase of 12%.

     - EBIT for Europe, South America and India increased 29% to $45 million, versus $35 million a year ago. Stronger OE volumes and operating efficiency improvements more than offset the impact of higher material costs. Favorable currency had a $3 million impact on EBIT. Adjusted for the items below, EBIT was $47 million, versus $38 million in second quarter 2006.

     - Second quarter 2007 EBIT includes $2 million in restructuring costs and second quarter 2006 EBIT includes $3 million in restructuring costs.

ASIA PACIFIC

     - Asia revenue was up 48% to $85 million, compared with $58 million a year ago. Excluding substrate sales, Asia revenue was up 43% to $55 million from $39 million a year ago. The China operations drove the increase with strong OE volumes and a 57% year-over-year revenue gain.

     - Australia revenue increased 14% to $50 million from $44 million in second quarter 2006. Excluding favorable currency and substrate sales, revenue was $37 million, down from $39 million a year ago.

     - Asia Pacific EBIT was $8 million, up from $2 million in second quarter 2006, driven by OE volume growth in China. Excluding the items below, EBIT increased 146%.

     -    Second quarter 2006 EBIT includes $1 million in restructuring costs.

OUTLOOK

Industry predictions indicate stronger year-over-year OE production in North America through the remainder of the year and Tenneco is well-positioned to benefit with its new diesel pick-up truck platforms and a good position on strong-selling cross-over vehicles. However, the company will continue to closely monitor market uncertainties, namely rising inventory levels and labor negotiations in North America.

The company also expects its strong performance will continue in Europe and in emerging markets like China, where industry conditions are expected to remain positive. In the aftermarket, the company continues to support its strong brands and aggressively pursue new customers, actions that it hopes will counter any continued softness in the European and North American markets.

Tenneco will continue to invest in engineering and new technologies, primarily to develop next generation emissions and ride control products. The company's diesel aftertreatment capabilities and innovative hot-end emission control solutions are generating new business opportunities and positioning Tenneco for future growth.

"The next five years offer significant opportunities for Tenneco as emissions standards tighten in key markets worldwide. We are staying focused on using our technology and global footprint to capture this new business," said Sherrill. "Equally important, we are working to continue growing profitably, keeping a sharp eye on costs and continuously improving our manufacturing efficiency."

ATTACHMENT 1

Statements of Income - 3 Months
Statements of Income - 6 Months
Balance Sheets
Statements of Cash Flows - 3 Months
Statements of Cash Flows - 6 Months

ATTACHMENT 2

Reconciliation of GAAP Net Income to EBITDA - 3 Months
Reconciliation of GAAP to Non-GAAP Earnings Measures - 3 Months
Reconciliation of GAAP Net Income to EBITDA - 6 Months
Reconciliation of GAAP to Non-GAAP Earnings Measures - 6 Months
Reconciliation of GAAP Revenues to Non-GAAP Revenues - 3 Months
Reconciliation of GAAP Revenues to Non-GAAP Revenues - 6 Months
Reconciliation of Non-GAAP Measures - Ratio of Debt Net of Cash to Adjusted EBITDA - LTM

CONFERENCE CALL

The company will host a conference call on Thursday, July 26, 2007 at 10:30 a.m. EDT. The dial-in number is 888-790-1408 (domestic) or 773-756-0157(international). The passcode is TENNECO. The call and accompanying slides will be available on the financial section of the Tenneco web site at www.tenneco.com. A recording of the call will be available one hour following completion of the call on July 26, 2007. To access this recording, dial 866-395-4188 (domestic) or 203-369-0476 (international). The purpose of the call is to discuss the company's operations for the quarter, as well as other matters that may impact the company's outlook. A copy of the press release is available on the financial and news sections of the Tenneco web site.

Tenneco is a $4.7 billion manufacturing company with headquarters in Lake Forest, Illinois and approximately 19,000 employees worldwide. Tenneco is one of the world's largest designers, manufacturers and marketers of emission control and ride control products and systems for the automotive original equipment market and the aftermarket. Tenneco markets its products principally under the Monroe(R), Walker(R), Gillet(TM) and Clevite(R)Elastomer brand names. Among its products are Sensa-Trac(R) and Monroe Reflex(R) shocks and struts, Rancho(R) shock absorbers, Walker(R) Quiet-Flow(R) mufflers, Dynomax(R) performance exhaust products, and Clevite(R)Elastomer noise, vibration and harshness control components.

This press release contains forward-looking statements. Words such as "hopes," "estimates," "continue," "will," "plans," "outlook" "scheduled" and "goal" and similar expressions identify forward-looking statements. These forward-looking statements are based on the current expectations of the company (including its subsidiaries). Because these forward-looking statements involve risks and uncertainties, the company's plans, actions and actual results could differ materially. Among the factors that could cause these plans, actions and results to differ materially from current expectations are:

(i) changes in automotive manufacturers' production rates and their actual and forecasted requirements for the company's products;

(ii) the overall highly competitive nature of the automotive parts industry, including pricing pressure from the company's OE customers and the loss of any awards of business, or the failure to obtain new awards of business, from our large customers, on which we are dependent for a substantial portion of our revenues; for example, Ford, from whom the company derived more than 10% of its 2006 net sales, announced in 2006 a plan to significantly reduce the number of its global suppliers. While the company currently believes that its relationship with Ford will not be impacted by this plan, any significant reduction in sales to Ford could have a material adverse effect on the company;

(iii) the company's resultant inability to realize the sales represented by its awarded book of business which is based on anticipated pricing for the applicable program over its life, and is subject to increases or decreases due to changes in customer requirements, customer and consumer preferences, and the number of vehicles actually produced by customers;

(iv) increases in the costs of raw materials, including the company's ability to successfully reduce the impact of any such cost increases through materials substitutions, cost reduction initiatives, customer recovery and other methods;

(v) the cyclical nature of the global vehicular industry, including the performance of the global aftermarket sector, and changes in consumer demand and prices, including longer product lives of automobile parts and the cyclicality of automotive production and sales of automobiles which include the company's products, and the potential negative impact on the company's revenues and margins from such products;

(vi) the company's continued success in cost reduction and cash management programs and its ability to execute restructuring and other cost reduction plans and to realize anticipated benefits from these plans;

(vii) the general political, economic and competitive conditions in markets and countries where the company and its subsidiaries operate, including the strength of other currencies relative to the U.S. dollar and currency fluctuations and other risks associated with operating in foreign countries;

(viii) governmental actions, including the ability to receive regulatory approvals and the timing of such approvals;

(ix) changes in capital availability or costs, including increases in the company's costs of borrowing (i.e., interest rate increases), the amount of the company's debt, the ability of the company to access capital markets and the credit ratings of the company's debt;

(x) the cost and outcome of existing and any future legal proceedings, and compliance with changes in regulations, including environmental regulations;

(xi) workforce factors such as strikes or labor interruptions;

(xii) the company's ability to develop and profitably commercialize new products and technologies, and the acceptance of such new products and technologies by the company's customers and the market;

(xiii) further changes in the distribution channels for the company's aftermarket products, further consolidations among automotive parts customers and suppliers, and product warranty costs;

(xiv) changes by the Financial Accounting Standards Board or other accounting regulatory bodies to authoritative generally accepted accounting principles or policies;

(xv) acts of war, riots or terrorism, including, but not limited to the events taking place in the Middle East, the current military action in Iraq and the continuing war on terrorism, as well as actions taken or to be taken by the United States or other governments as a result of further acts or threats of terrorism, and the impact of these acts on economic, financial and social conditions in the countries where the company operates; and

(xvi) the timing and occurrence (or non-occurrence) of transactions and events which may be subject to circumstances beyond the control of the company and its subsidiaries.

The company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release. Additional information regarding these risk factors and uncertainties is detailed from time to time in the company's SEC filings, including but not limited to its report on Form 10-K for the year ended December 31, 2006. Further information can be found on the company's web site at www.tenneco.com.

                                       ###

                                                                    ATTACHMENT 1



                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES
                              STATEMENTS OF INCOME
                                    Unaudited
                                    ---------
                           THREE MONTHS ENDED JUNE 30,
                       (Millions except per share amounts)



                                                                  2007                2006 (1)
                                                             -------------         -------------
Net sales and operating revenues                             $       1,663         $       1,221
                                                             =============         =============

Costs and Expenses
   Cost of Sales (exclusive of depreciation shown below)             1,377(a)                971(b)
   Engineering, Research and Development                                29                    22
   Selling, General and Administrative                                 105                   106(b)(c)
   Depreciation and Amortization of Other Intangibles                   50                    47
                                                             -------------         -------------
          Total Costs and Expenses                                   1,561                 1,146
                                                             =============         =============



Loss on sale of receivables                                             (1)                   (1)

Other Income (Expense)                                                   1                    --
                                                             -------------         -------------

Total Other Expense                                                     --                    (1)
                                                             -------------         -------------

Income before Interest Expense,
 Income Taxes, and Minority Interest
   North America                                                        49                    37(b)(c)
   Europe & South America                                               45(a)                 35(b)

   Asia Pacific                                                          8                     2(b)
                                                             -------------         -------------
                                                                       102                    74
Less:
   Interest expense (net of
     interest capitalized)                                              40                    35
   Income tax expense                                                   20                    14

   Minority interest                                                     2                     1
                                                             -------------         -------------
Net Income                                                              40                    24
                                                             -------------         -------------


Average common shares outstanding:
   Basic                                                              45.8                  44.5
                                                             =============         =============
   Diluted                                                            47.7                  47.2
                                                             =============         =============

Earnings per share of common stock:
   Basic                                                     $        0.88         $        0.55
                                                             =============         =============

   Diluted                                                   $        0.84         $        0.51
                                                             =============         =============


(a) Includes restructuring and restructuring related charges of $2 million pre-tax, $1 million after tax or $0.03 per share, which is recorded in cost of sales in Europe, South America and India.

(b) Includes restructuring and restructuring related charges of $8 million pre-tax, $5 million after tax or $0.12 per share. Of the adjustment $7 million is recorded in cost of sales and $1 million is recorded in SG&A. Geographically, $4 million is recorded in North America, $3 million in Europe and South America and $1 million is recorded in Asia Pacific.

(c) Includes customer changeover costs of $6 million pre-tax, $4 million after-tax or $0.08 per share.


(1) As disclosed in Tenneco's July 23, 2007 press release, Tenneco is restating its financial results for the years ended December 31, 2004, 2005 and 2006 and for the quarters ended March 31, 2006 and 2007, June 30, 2006 and September 30, 2006. The amounts presented in this table reflect the preliminary results of the restatement.

                                                                    ATTACHMENT 1




                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES
                              STATEMENTS OF INCOME
                                    Unaudited
                                    ---------
                            SIX MONTHS ENDED June 30,
                       (Millions except per share amounts)


                                                                          2007 (1)              2006 (1)
                                                                       ------------         ------------
Net sales and operating revenues                                       $      3,063         $      2,352
                                                                       ============         ============

Costs and Expenses

   Cost of Sales (exclusive of depreciation shown below)                      2,557(a)             1,892(c)

   Engineering, Research and Development                                         56                   44

   Selling, General and Administrative                                          200(a)               207(c)(d)

   Depreciation and Amortization of Other Intangibles                            98                   91
                                                                       ------------         ------------

          Total Costs and Expenses                                            2,911                2,234
                                                                       ============         ============


Loss on sale of receivables                                                      (3)                  (2)

Other Income                                                                      3                   (1)
                                                                       ------------         ------------

Total Other Income / (Expense)                                                   --                   (3)
                                                                       ------------         ------------

Income before Interest Expense,
 Income Taxes, and Minority Interest

   North America                                                                 79(a)                70(c)(d)

   Europe, South America & India                                                 59(a)                43(c)

   Asia Pacific                                                                  14                    2(c)
                                                                       ------------         ------------

                                                                                152                  115
Less:

   Interest expense (net of interest capitalized)                                81(b)                72

   Income tax expense                                                            22                   14(e)

   Minority interest                                                              4                    2
                                                                       ------------         ------------

Net Income                                                                       45                   27
                                                                       ------------         ------------


Average common shares outstanding:

   Basic                                                                       45.6                 44.2
                                                                       ============         ============

   Diluted                                                                     47.4                 46.9
                                                                       ============         ============

Earnings per share of common stock:

   Basic                                                               $       0.98         $       0.62
                                                                       ============         ============


   Diluted                                                             $       0.95         $       0.59
                                                                       ============         ============


(a) Includes restructuring and restructuring related charges of $4 million pre-tax, $3 million after tax or $0.06 per share, of which $3 million is recorded in cost of sales and $1 million is recorded in SG&A. Geographically, $1 million is recorded in North America, $3 million in Europe, South America and India.

(b) Includes a pre-tax expense of $5 million, $4 million after-tax or $0.07 per share related to the write off of debt issuance costs from our debt refinancing in March of 2007.

(c) Includes restructuring and restructuring related charges of $14 million pre-tax, $9 million after tax or $0.21 per share, of which $13 million is recorded in cost of sales and $1 million is recorded in SG&A. Geographically, $7 million is recorded in North America, $4 million in Europe and South America and $3 million in Asia Pacific.

(d) Includes customer changeover costs of $6 million pre-tax, $4 million after-tax or $0.09 per share.

(e) Includes a $3 million or $0.06 per share tax benefit, primarily related to resolution of tax issues.


(1) As disclosed in Tenneco's July 23, 2007 press release, Tenneco is restating its financial results for the years ended December 31, 2004, 2005 and 2006 and for the quarters ended March 31, 2006 and 2007, June 30, 2006 and September 30, 2006. The amounts presented in this table reflect the preliminary results of the restatement.

                                                                    ATTACHMENT 1



                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES
                                 BALANCE SHEETS
                                   (Unaudited)
                                   (Millions)


                                                     June 30, 2007      December 31, 2006 (1)
                                                     -------------      ---------------------
Assets

    Cash and Cash Equivalents                        $         168        $         202

    Receivables, Net                                           913(a)               592(a)

    Inventories                                                523                  441

    Other Current Assets                                       209                  176

    Investments and Other Assets                               773                  753

    Plant, Property, and Equipment, Net                      1,104                1,093
                                                     -------------        -------------

    Total Assets                                     $       3,690        $       3,257
                                                     =============        =============


Liabilities and Shareholders' Equity

    Short-Term Debt                                  $          31        $          28

    Accounts Payable                                         1,049                  782

    Accrued Taxes                                               49                   49

    Accrued Interest                                            30                   33

    Other Current Liabilities                                  247                  237

    Long-Term Debt                                           1,419(b)             1,356(b)

    Deferred Income Taxes                                      122                  107

    Deferred Credits and Other Liabilities                     402                  424

    Minority Interest                                           32                   28

    Total Shareholders' Equity                                 309                  213
                                                     -------------        -------------

    Total Liabilities and Shareholders' Equity       $       3,690        $       3,257
                                                     =============        =============


                                                     June 30, 2007      December 31, 2006
                                                     -------------      -----------------
(a)  Accounts receivable securitization programs     $         148      $           133



(b)  Long term debt composed of:                     June 30, 2007      December 31, 2006
                                                     -------------      -----------------
     Borrowings against revolving credit facilities  $         272      $            --

     Term loan A (Due 2012)                                    150                   --

     Term loan B (Due 2010)                                     --                  356

     10.25% senior notes (Due 2013)                            487                  487

     8.625% subordinated notes (Due 2014)                      500                  500

     Other long term debt                                       10                   13
                                                     -------------        -------------
                                                     $       1,419        $       1,356
                                                     =============        =============

(1) As disclosed in Tenneco's July 23, 2007 press release, Tenneco is restating its financial results for the years ended December 31, 2004, 2005 and 2006 and for the quarters ended March 31, 2006 and 2007, June 30, 2006 and September 30, 2006. The amounts presented in this table reflect the preliminary results of the restatement.

                                                                    ATTACHMENT 1

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES
                            STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)
                                   (Millions)



                                                                             THREE MONTHS ENDED
                                                                                   JUNE 30,
                                                                      --------------------------------
                                                                          2007               2006 (1)
                                                                      -------------      -------------
Operating activities:

 Net income                                                            $         40      $          24
 Adjustments to reconcile income to net cash used by
  operating activities --

   Depreciation and amortization of other intangibles                            50                 47

   Stock option expense                                                           1                  1

   Deferred income taxes                                                        (10)                 2

   Loss on sale of assets, net                                                    1                  1

   Changes in components of working capital --

    (Inc.)/dec. in receivables                                                 (112)               (20)

    (Inc.)/dec. in inventories                                                    3                (13)

    (Inc.)/dec. in prepayments and other current assets                         (14)               (14)

    Inc./(dec.) in payables                                                      89                 16

    Inc./(dec.) in taxes accrued                                                 --                  2

    Inc./(dec.) in interest accrued                                               6                  5

    Inc./(dec.) in other current liabilities                                     14                 14

   Other                                                                         (1)                 8
                                                                      -------------      -------------

Net cash provided by operating activities                                        67                 73

Investing activities:

 Net proceeds from sale of assets                                                 1                  2

 Cash Payments for plant, property & equipment                                  (36)               (42)

 Cash payments for software-related intangibles                                  (4)                (3)

 Investments and other                                                            1                  1
                                                                      -------------      -------------

Net cash used by investing activities                                           (38)               (42)
                                                                      -------------      -------------

Financing activities:

 Issuance of common shares                                                        2                  2

 Issuance of long-term debt                                                      --                 --

 Debt issuance costs on long-term debt                                           --                 --

 Retirement of long-term debt                                                    (2)                (1)

 Net inc./(dec.) in short-term debt excluding current maturities
  on long-term debt                                                              (7)               (12)

 Other                                                                           (1)                 2
                                                                      -------------      -------------

Net cash used by financing activities                                            (8)                (9)
                                                                      -------------      -------------

Effect of foreign exchange rate changes on cash and
 cash equivalents                                                                11                  5
                                                                      -------------      -------------


Increase in cash and cash equivalents                                            32                 27

Cash and cash equivalents, April 1                                              136                 96
                                                                      -------------      -------------
Cash and cash equivalents, June 30
                                                                      $         168      $         123
                                                                      =============      =============

Cash paid during the period for interest                              $          35      $          33

Cash paid during the period for income taxes                                     20                  7


Non-cash Investing and Financing Activities

Period ended balance of payables for plant, property and eqipment                15                 23

(1) As disclosed in Tenneco's July 23, 2007 press release, Tenneco is restating its financial results for the years ended December 31, 2004, 2005 and 2006 and for the quarters ended March 31, 2006 and 2007, June 30, 2006 and September 30, 2006. The amounts presented in this table reflect the preliminary results of the restatement.

                                                                    ATTACHMENT 1


                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES
                            STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)
                                   (Millions)


                                                                               SIX MONTHS ENDED
                                                                                   JUNE 30,
                                                                      --------------------------------
                                                                           2007 (1)          2006 (1)
                                                                      -------------      -------------
Operating activities:
  Net income                                                          $          45      $          27
  Adjustments to reconcile net income
    to net cash provided (used) by operating activities -
    Depreciation and amortization of other intangibles                           98                 91
    Stock option expense                                                          2                  2
    Deferred income taxes                                                       (12)                 7
    Loss on sale of assets, net                                                   3                  2
    Changes in components of working capital (net of acquisition)-
      (Inc.)/dec. in receivables                                               (310)              (102)
      (Inc.)/dec. in inventories                                                (71)               (40)
      (Inc.)/dec. in prepayments and other current assets                       (26)               (28)
      Inc./(dec.) in payables                                                   240                 92
      Inc./(dec.) in taxes accrued                                               (4)                --
      Inc./(dec.) in interest accrued                                            (3)                 1
      Inc./(dec.) in other current liabilities                                   17                 (4)
    Other                                                                        (6)                11
                                                                      -------------      -------------
Net cash provided (used) by operating activities                                (27)                59

Investing activities:
  Net proceeds from sale of assets                                                1                  2
  Expenditures for plant, property & equipment                                  (75)               (89)
  Expenditures for software-related intangibles                                 (11)                (6)
  Investments and other                                                           2                  1
                                                                      -------------      -------------
Net cash used by investing activities                                           (83)               (92)
                                                                      -------------      -------------

Financing activities:
  Issuance of common shares                                                       4                 10
  Issuance of long-term debt                                                    150                 --
  Debt issuance costs on long-term debt                                          (6)                --
  Retirement of long-term debt                                                 (359)                (2)
  Net inc. in short-term debt excluding current
    maturities on long-term debt                                                273                 (3)
  Other                                                                          --                  2
                                                                      -------------      -------------
Net cash provided by financing activities                                        62                  7
                                                                      -------------      -------------

Effect of foreign exchange rate changes on cash and
  cash equivalents                                                               14                  8
                                                                      -------------      -------------

Decrease in cash and cash equivalents                                           (34)               (18)
Cash and cash equivalents, January 1                                            202                141
                                                                      -------------      -------------
Cash and cash equivalents, June 30                                    $         168      $         123
                                                                      =============      =============

Cash paid during the period for interest                              $          77      $          67
Cash paid during the period for income taxes                                     28      $           7

Non-cash Investing and Financing Activities
Period ended balance of payables for plant, property and eqipment                15                 23

(1) As disclosed in Tenneco's July 23, 2007 press release, Tenneco is restating its financial results for the years ended December 31, 2004, 2005 and 2006 and for the quarters ended March 31, 2006 and 2007, June 30, 2006 and September 30, 2006. The amounts presented in this table reflect the preliminary results of the restatement.

                                                                   ATTACHMENT 2


                                  TENNECO INC.
                 RECONCILIATION OF GAAP(1) NET INCOME TO EBITDA
                                    Unaudited
                                    ---------



                                                                                          Q2 2007
                                                           -------------------------------------------------------------------
                                                               North            Europe             Asia
                                                              America            & SA             Pacific           Total
                                                           -------------     -------------     -------------     -------------
Net income                                                                                                       $          40

Minority interest                                                                                                            2

Income tax expense                                                                                                          20

Interest expense (net of interest capitalized)                                                                              40
                                                                                                                 -------------

EBIT, Income before interest expense, income taxes and
minority interest (GAAP measure)                           $          49     $          45     $           8               102

Depreciation and amortization of other intangibles                    25                21                 4                50
                                                           -------------     -------------     -------------     -------------

Total EBITDA(2)                                            $          74     $          66     $          12     $         152
                                                           =============     =============     =============     =============


                                                                                         Q2 2006 (3)
                                                           -------------------------------------------------------------------
                                                               North            Europe            Asia
                                                              America            & SA            Pacific            Total
                                                           -------------     -------------     -------------     -------------
Net income                                                                                                       $          24

Minority interest                                                                                                            1

Income tax expense                                                                                                          14

Interest expense (net of interest capitalized)                                                                              35
                                                                                                                 -------------

EBIT, Income before interest expense, income taxes and
minority interest (GAAP measure)                           $          37     $          35     $           2                74

Depreciation and amortization of other intangibles                    24                20                 3                47
                                                           -------------     -------------     -------------     -------------

Total EBITDA(2)                                            $          61     $          55     $           5     $         121
                                                           =============     =============     =============     =============


(1) Generally Accepted Accounting Principles

(2) EBITDA represents income before interest expense, income taxes, minority interest and depreciation and amortization. EBITDA is not a calculation based upon generally accepted accounting principles. The amounts included in the EBITDA calculation, however, are derived from amounts included in the historical statements of income data. In addition, EBITDA should not be considered as an alternative to net income or operating income as an indicator of the company's operating performance, or as an alternative to operating cash flows as a measure of liquidity. Tenneco has presented EBITDA because it regularly reviews EBITDA as a measure of the company's performance. In addition, Tenneco believes its debt holders utilize and analyze our EBITDA for similar purposes. Tenneco also believes EBITDA assists investors in comparing a company's performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending upon many factors. However, the EBITDA measure presented may not always be comparable to similarly titled measures reported by other companies due to differences in the components of the calculation.

(3) As disclosed in Tenneco's July 23, 2007 press release, Tenneco is restating its financial results for the years ended December 31, 2004, 2005 and 2006 and for the quarters ended March 31, 2006 and 2007, June 30, 2006 and September 30, 2006. The amounts presented in this table reflect the preliminary results of the restatement.

                                                                   ATTACHMENT 2


                                  TENNECO INC.
           RECONCILIATION OF GAAP(1) TO NON-GAAP EARNINGS MEASURES(2)
                                   Unaudited



                                                                  Q2 2007                                   Q2 2006 (5)
                                                 -----------------------------------------  ---------------------------------------
                                                 EBITDA (3)   EBIT   Net Income  Per Share  EBITDA (3)  EBIT   Net Income Per Share
                                                 ---------  -------  ----------  ---------  ---------   -----  ---------- ---------
Earnings Measures                                $     152  $   102   $      40   $   0.84  $     121   $  74  $      24  $    0.51
Adjustments (reflects non-GAAP measures):
  Restructuring and restructuring
    related expenses                                     2        2           1       0.03          8       8          5       0.12
  New aftermarket customer changeover
    costs (4)                                           --       --          --                     6       6          4       0.08
                                                 ---------  -------   ---------   --------  ---------   -----  ---------  ---------
Non-GAAP earnings measures                       $     154  $   104   $      41   $   0.87  $     135   $  88  $      33  $    0.71
                                                 =========  =======   =========   ========  =========   =====  =========  =========


                                                                                    Q2 2007
                                                     -------------------------------------------------------------------
                                                        North             Europe             Asia
                                                       America             & SA             Pacific           Total
                                                     -------------     -------------     -------------     -------------
EBIT                                                 $          49     $          45     $           8     $         102
  Restructuring and restructuring
    related expenses                                            --                 2                --                 2
                                                     -------------     -------------     -------------     -------------
Adjusted EBIT                                        $          49     $          47     $           8     $         104
                                                     =============     =============     =============     =============


                                                                                  Q2 2006 (5)
                                                     -------------------------------------------------------------------
                                                        North              Europe            Asia
                                                       America             & SA             Pacific           Total
                                                     -------------     -------------     -------------     -------------
EBIT                                                 $          37     $          35     $           2     $          74
  Restructuring and restructuring
    related expenses                                             4                 3                 1                 8
  New Aftermarket customer
    changeover costs(4)                                          6                --                --                 6
                                                     -------------     -------------     -------------     -------------
Adjusted EBIT                                        $          47     $          38     $           3     $          88
                                                     =============     =============     =============     =============


(1) Generally Accepted Accounting Principles

(2) Tenneco presents the above reconciliation of GAAP to non-GAAP earnings measures primarily to reflect the results for the second quarters of 2007 and 2006 in a manner that allows a better understanding of the results of operational activities separate from the financial impact of decisions made for the long-term benefit of the company. Adjustments similar to the ones reflected above have been recorded in earlier periods, and similar types of adjustments can reasonably be expected to be recorded in future periods. Using only the non-GAAP earnings measures to analyze earnings would have material limitations because its calculation is based on the subjective determinations of management regarding the nature and classification of events and circumstances that investors may find material. Management compensates for these limitations by utilizing both GAAP and non-GAAP earnings measures reflected above to understand and analyze the results of the business. The company believes investors find the non-GAAP information helpful in understanding the ongoing performance of operations separate from items that may have a disproportionate positive or negative impact on the company's financial results in any particular period.

(3)EBITDA represents income before interest expense, income taxes, minority interest and depreciation and amortization. EBITDA is not a calculation based upon generally accepted accounting principles. The amounts included in the EBITDA calculation, however, are derived from amounts included in the historical statements of income data. In addition, EBITDA should not be considered as an alternative to net income or operating income as an indicator of the company's operating performance, or as an alternative to operating cash flows as a measure of liquidity. Tenneco has presented EBITDA because it regularly reviews EBITDA as a measure of the company's performance. In addition, Tenneco believes its debt holders utilize and analyze our EBITDA for similar purposes. Tenneco also believes EBITDA assists investors in comparing a company's performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending upon many factors. However, the EBITDA measure presented may not always be comparable to similarly titled measures reported by other companies due to differences in the components of the calculation.

(4) Represents costs associated with changing new aftermarket customers from their prior suppliers to an inventory of our products. Although our aftermarket business regularly incurs changeover costs, we specifically identify in the table above the changeover costs that, based on the size or number of customers involved, we believe are of an unusual nature for the quarter in which they were incurred.

(5) As disclosed in Tenneco's July 23, 2007 press release, Tenneco is restating its financial results for the years ended December 31, 2004, 2005 and 2006 and for the quarters ended March 31, 2006 and 2007, June 30, 2006 and September 30, 2006. The amounts presented in this table reflect the preliminary results of the restatement.

                                  TENNECO INC.
                 RECONCILIATION OF GAAP(1) NET INCOME TO EBITDA
                                    Unaudited


                                                                                   YTD 2007 (3)
                                                           -------------------------------------------------------
                                                             North           Europe        Asia
                                                            America           & SA        Pacific         Total
                                                           ----------     ----------     ----------     ----------
Net income                                                                                              $       45

Minority interest                                                                                                4

Income tax expense                                                                                              22

Interest expense (net of interest capitalized)                                                                  81
                                                                                                        ----------

EBIT, Income before interest expense, income taxes and
minority interest (GAAP measure)                           $       79     $       59     $       14            152

Depreciation and amortization of other intangibles                 48             42              8             98
                                                           ----------     ----------     ----------     ----------

Total EBITDA(2)                                            $      127     $      101     $       22     $      250
                                                           ==========     ==========     ==========     ==========

                                                                                   YTD 2006 (3)
                                                           -------------------------------------------------------
                                                             North          Europe          Asia
                                                            America          & SA          Pacific        Total
                                                           ----------     ----------     ----------     ----------
Net income                                                                                              $       27

Minority interest                                                                                                2

Income tax expense                                                                                              14

Interest expense (net of interest capitalized)                                                                  72
                                                                                                        ----------

EBIT, Income before interest expense, income taxes and
minority interest (GAAP measure)                           $       70     $       43     $        2            115

Depreciation and amortization of other intangibles                 46             39              6             91
                                                           ----------     ----------     ----------     ----------

Total EBITDA(2)                                            $      116     $       82     $        8     $      206
                                                           ==========     ==========     ==========     ==========

(1) Generally Accepted Accounting Principles

(2)EBITDA represents income before interest expense, income taxes, minority interest and depreciation and amortization. EBITDA is not a calculation based upon generally accepted accounting principles. The amounts included in the EBITDA calculation, however, are derived from amounts included in the historical statements of income data. In addition, EBITDA should not be considered as an alternative to net income or operating income as an indicator of the company's operating performance, or as an alternative to operating cash flows as a measure of liquidity. Tenneco has presented EBITDA because it regularly reviews EBITDA as a measure of the company's performance. In addition, Tenneco believes its debt holders utilize and analyze our EBITDA for similar purposes. Tenneco also believes EBITDA assists investors in comparing a company's performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending upon many factors. However, the EBITDA measure presented may not always be comparable to similarly titled measures reported by other companies due to differences in the components of the calculation.

(3) As disclosed in Tenneco's July 23, 2007 press release, Tenneco is restating its financial results for the years ended December 31, 2004, 2005 and 2006 and for the quarters ended March 31, 2006 and 2007, June 30, 2006 and September 30, 2006. The amounts presented in this table reflect the preliminary results of the restatement.

                                  TENNECO INC.
           RECONCILIATION OF GAAP(1) TO NON-GAAP EARNINGS MEASURES(2)
                                    Unaudited
                                    ---------


                                                                    YTD 2007 (5)                        YTD 2006 (5)
                                                   ---------------------------------------  ----------------------------------------
                                                   EBITDA (3)   EBIT  Net Income Per Share  EBITDA (3)  EBIT   Net Income  Per Share
                                                   ---------- ------- ---------- ---------  ---------- ------- ----------  ---------
Earnings Measures                                  $   250    $   152  $    45    $  0.95    $   206   $   115   $    27    $  0.59

Adjustments (reflect non-GAAP measures):
  Restructuring and restructuring related expenses       4          4        2       0.06         14        14         9       0.21
  Charges related to refinancing                        --         --        4       0.07         --        --        --         --
  New aftermarket customer changeover costs (4)                                                    6         6         4       0.09
  Tax adjustments                                       --         --       --         --         --        --        (3)     (0.06)
                                                   -------    -------  -------    -------    -------   -------   -------    -------
Non-GAAP earnings measures                         $   254    $   156  $    51    $  1.08    $   226   $   135   $    37    $  0.83
                                                   =======    =======  =======    =======    =======   =======   =======    =======

                                                                                    YTD 2007 (5)
                                                       -------------------------------------------------------------------
                                                          North              Europe            Asia
                                                         America              & SA            Pacific             Total
                                                       -------------     -------------     -------------     -------------
EBIT                                                   $          79     $          59     $          14     $         152
  Restructuring and restructuring related expenses                 1                 3                --                 4
                                                       -------------     -------------     -------------     -------------
Adjusted EBIT                                          $          80     $          62     $          14     $         156
                                                       =============     =============     =============     =============

                                                                                    YTD 2006 (5)
                                                       -------------------------------------------------------------------
                                                          North             Europe             Asia
                                                         America             & SA             Pacific            Total
                                                       -------------     -------------     -------------     -------------
EBIT                                                   $          70                43     $           2     $         115
  Restructuring and restructuring related expenses                 7                 4                 3                14

  New Aftermarket customer changeover costs (4)                    6                --                --                 6
                                                       -------------     -------------     -------------     -------------
Adjusted EBIT                                          $          83     $          47     $           5     $         135
                                                       =============     =============     =============     =============


(1) Generally Accepted Accounting Principles

(2) Tenneco presents the above reconciliation of GAAP to non-GAAP earnings measures primarily to reflect the results for 2007 and 2006 in a manner that allows a better understanding of the results of operational activities separate from the financial impact of decisions made for the long-term benefit of the company. Adjustments similar to the ones reflected above have been recorded in earlier periods, and similar types of adjustments can reasonably be expected to be recorded in future periods. Using only the non-GAAP earnings measures to analyze earnings would have material limitations because its calculation is based on the subjective determinations of management regarding the nature and classification of events and circumstances that investors may find material. Management compensates for these limitations by utilizing both GAAP and non-GAAP earnings measures reflected above to understand and analyze the results of the business. The company believes investors find the non-GAAP information helpful in understanding the ongoing performance of operations separate from items that may have a disproportionate positive or negative impact on the company's financial results in any particular period.

(3)EBITDA represents income before interest expense, income taxes, minority interest and depreciation and amortization. EBITDA is not a calculation based upon generally accepted accounting principles. The amounts included in the EBITDA calculation, however, are derived from amounts included in the historical statements of income data. In addition, EBITDA should not be considered as an alternative to net income or operating income as an indicator of the company's operating performance, or as an alternative to operating cash flows as a measure of liquidity. Tenneco has presented EBITDA because it regularly reviews EBITDA as a measure of the company's performance. In addition, Tenneco believes its debt holders utilize and analyze our EBITDA for similar purposes. Tenneco also believes EBITDA assists investors in comparing a company's performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending upon many factors. However, the EBITDA measure presented may not always be comparable to similarly titled measures reported by other companies due to differences in the components of the calculation.


(4) Represents costs associated with changing new aftermarket customers from their prior suppliers to an inventory of our products. Although our aftermarket business regularly incurs changeover costs, we specifically identify in the table above the changeover costs that, based on the size or number of customers involved, we believe are of an unusual nature for the time period in which they were incurred.

(5) As disclosed in Tenneco's July 23, 2007 press release, Tenneco is restating its financial results for the years ended December 31, 2004, 2005 and 2006 and for the quarters ended March 31, 2006 and 2007, June 30, 2006 and September 30, 2006. The amounts presented in this table reflect the preliminary results of the restatement.

                                                                    ATTACHMENT 2
                                  TENNECO INC.
           RECONCILIATION OF GAAP REVENUE TO NON-GAAP REVENUE MEASURES
                                    Unaudited
                                    ---------

                                                                                  Q2 2007
                                           -------------------------------------------------------------------------------------
                                                                                                  Substrate          Revenues
                                                                                                    Sales            Excluding
                                                                                 Revenues         Excluding          Currency
                                                                Currency         Excluding         Currency        and Substrate
                                              Revenues           Impact          Currency           Impact            Sales
                                           -------------     -------------     -------------     -------------     -------------
North America Original Equipment
  Ride Control                             $         132     $          --     $         132     $          --     $         132
  Exhaust                                            529                --               529               266               263
                                           -------------     -------------     -------------     -------------     -------------
  Total North America Original Equipment             661                --               661               266               395

North America Aftermarket
  Ride Control                                       110                --               110                --               110
  Exhaust                                             39                --                39                --                39
                                           -------------     -------------     -------------     -------------     -------------
  Total North America Aftermarket                    149                --               149                --               149

Total North America                                  810                --               810               266               544

Europe Original Equipment
  Ride Control                                       107                 6               101                --               101
  Exhaust                                            406                23               383               137               246
                                           -------------     -------------     -------------     -------------     -------------
  Total Europe Original Equipment                    513                29               484               137               347

Europe Aftermarket
  Ride Control                                        61                 4                57                --                57
  Exhaust                                             63                 4                59                --                59
                                           -------------     -------------     -------------     -------------     -------------
  Total Europe Aftermarket                           124                 8               116                --               116

South America & India                                 81                 6                75                10                65

Total Europe, South America & India                  718                43               675               147               528

Asia                                                  85                --                85                30                55

Australia                                             50                 6                44                 7                37
                                           -------------     -------------     -------------     -------------     -------------

Total Asia Pacific                                   135                 6               129                37                92

Total Tenneco Inc.                         $       1,663     $          49     $       1,614     $         450     $       1,164
                                           =============     =============     =============     =============     =============



                                                                                     Q2 2006 (1)
                                              -------------------------------------------------------------------------------------
                                                                                                     Substrate          Revenues
                                                                                                       Sales            Excluding
                                                                                    Revenues         Excluding          Currency
                                                                   Currency        Excluding          Currency        and Substrate
                                                Revenues            Impact          Currency           Impact             Sales
                                              -------------     -------------     -------------     -------------     -------------
North America Original Equipment

     Ride Control                             $         131     $          --     $         131     $          --     $         131
     Exhaust                                            236                --               236                61               175
                                              -------------     -------------     -------------     -------------     -------------
     Total North America Original Equipment             367                --               367                61               306

North America Aftermarket

     Ride Control                                       112                --               112                --               112
     Exhaust                                             44                --                44                --                44
                                              -------------     -------------     -------------     -------------     -------------
     Total North America Aftermarket                    156                --               156                --               156

Total North America                                     523                --               523                61               462

Europe Original Equipment
     Ride Control                                        98                --                98                --                98
     Exhaust                                            314                --               314               120               194
                                              -------------     -------------     -------------     -------------     -------------
     Total Europe Original Equipment                    412                --               412               120               292

Europe Aftermarket
     Ride Control                                        54                --                54                --                54
     Exhaust                                             64                --                64                --                64
                                              -------------     -------------     -------------     -------------     -------------
     Total Europe Aftermarket                           118                --               118                --               118

South America & India                                    66                --                66                 8                58

Total Europe, South America & India                     596                --               596               128               468

Asia                                                     58                --                58                19                39

Australia                                                44                --                44                 5                39
                                              -------------     -------------     -------------     -------------     -------------

Total Asia Pacific                                      102                --               102                24                78

Total Tenneco Inc.                            $       1,221     $          --     $       1,221     $         213     $       1,008
                                              =============     =============     =============     =============     =============


Tenneco presents the above reconciliation of revenues in order to reflect the trend in the company's sales, in various product lines and geographical regions, separately from the effects of doing business in currencies other than the U.S. dollar. Additionally, substrate sales which the company previously referred to as pass-through sales include precious metals pricing, which may be volatile. Substrate sales occur when, at the direction of its OE customers, Tenneco purchases catalytic converters or components thereof from suppliers, uses them in its manufacturing processes and sells them as part of the completed system. While Tenneco original equipment customers assume the risk of this volatility, it impacts reported revenue. Excluding substrate sales removes this impact. Tenneco uses this information to analyze the trend in revenues before these factors. Tenneco believes investors find this information useful in understanding period to period comparisons in the company's revenues.

(1) As disclosed in Tenneco's July 23, 2007 press release, Tenneco is restating its financial results for the years ended December 31, 2004, 2005 and 2006 and for the quarters ended March 31, 2006 and 2007, June 30, 2006 and September 30, 2006. The amounts presented in this table reflect the preliminary results of the restatement.

                                  TENNECO INC.
           RECONCILIATION OF GAAP REVENUE TO NON-GAAP REVENUE MEASURES
                                    Unaudited


                                                                                      YTD 2007 (1)
                                                -----------------------------------------------------------------------------------
                                                                                                       Substrate        Revenues
                                                                                                         Sales          Excluding
                                                                                     Revenues          Excluding        Currency
                                                                    Currency         Excluding         Currency       and Substrate
                                                   Revenues          Impact          Currency           Impact            Sales
                                                -------------    -------------     -------------     -------------    -------------
North America Original Equipment
     Ride Control                               $         265    $          --     $         265     $          --              265
     Exhaust                                              905               --               905               432              473
                                                -------------    -------------     -------------     -------------    -------------
     Total North America Original Equipment             1,170               --             1,170               432              738

North America Aftermarket
     Ride Control                                         208               --               208                --              208
     Exhaust                                               75               --                75                --               75
                                                -------------    -------------     -------------     -------------    -------------
     Total North America Aftermarket                      283               --               283                --              283

Total North America                                     1,453               --             1,453               432            1,021

Europe Original Equipment
     Ride Control                                         214               16               198                --              198
     Exhaust                                              793               52               741               263              478
                                                -------------    -------------     -------------     -------------    -------------
     Total Europe Original Equipment                    1,007               68               939               263              676

Europe Aftermarket
     Ride Control                                         100                6                94                --               94
     Exhaust                                              104                8                96                --               96
                                                -------------    -------------     -------------     -------------    -------------
     Total Europe Aftermarket                             204               14               190                --              190

South America & India                                     151                7               144                18              126

Total Europe, South America & India                     1,362               89             1,273               281              992

Asia                                                      155               --               155                56               99

Australia                                                  93                9                84                12               72
                                                -------------    -------------     -------------     -------------    -------------

Total Asia Pacific                                        248                9               239                68              171

Total Tenneco Inc.                              $       3,063    $          98     $       2,965     $         781    $       2,184
                                                =============    =============     =============     =============    =============


                                                                                    YTD 2006 (1)
                                               -------------------------------------------------------------------------------------
                                                                                                       Substrate         Revenues
                                                                                                         Sales           Excluding
                                                                                     Revenues          Excluding        Currency
                                                                    Currency         Excluding         Currency        and Substrate
                                                  Revenues           Impact          Currency           Impact            Sales
                                               -------------     -------------     -------------     -------------     -------------
North America Original Equipment
     Ride Control                              $         262     $          --     $         262     $          --     $         262
     Exhaust                                             479                --               479               127               352
                                               -------------     -------------     -------------     -------------     -------------
     Total North America Original Equipment              741                --               741               127               614

North America Aftermarket
     Ride Control                                        212                --               212                --               212
     Exhaust                                              84                --                84                --                84
                                               -------------     -------------     -------------     -------------     -------------
     Total North America Aftermarket                     296                --               296                --               296

Total North America                                    1,037                --             1,037               127               910

Europe Original Equipment
     Ride Control                                        193                --               193                --               193
     Exhaust                                             606                --               606               222               384
                                               -------------     -------------     -------------     -------------     -------------
     Total Europe Original Equipment                     799                --               799               222               577

Europe Aftermarket
     Ride Control                                         90                --                90                --                90
     Exhaust                                             103                --               103                --               103
                                               -------------     -------------     -------------     -------------     -------------
     Total Europe Aftermarket                            193                --               193                --               193


South America & India                                    131                --               131                15               116

Total Europe, South America & India                    1,123                --             1,123               237               886

Asia                                                     108                --               108                36                72

Australia                                                 84                --                84                 9                75
                                               -------------     -------------     -------------     -------------     -------------

Total Asia Pacific                                       192                --               192                45               147

Total Tenneco Inc.                             $       2,352     $          --     $       2,352     $         409     $       1,943
                                               =============     =============     =============     =============     =============


Tenneco presents the above reconciliation of revenues in order to reflect the trend in the company's sales, in various product lines and geographical regions, separately from the effects of doing business in currencies other than the U.S. dollar. Additionally, substrate sales which the company previously referred to as pass-through sales include precious metals pricing, which may be volatile. Substrate sales occur when, at the direction of its OE customers, Tenneco purchases catalytic converters or components thereof from suppliers, uses them in its manufacturing processes and sells them as part of the completed system. While Tenneco original equipment customers assume the risk of this volatility, it impacts reported revenue. Excluding substrate sales removes this impact. Tenneco uses this information to analyze the trend in revenues before these factors. Tenneco believes investors find this information useful in understanding period to period comparisons in the company's revenues.

(1) As disclosed in Tenneco's July 23, 2007 press release, Tenneco is restating its financial results for the years ended December 31, 2004, 2005 and 2006 and for the quarters ended March 31, 2006 and 2007, June 30, 2006 and September 30, 2006. The amounts presented in this table reflect the preliminary results of the restatement.

                                                                    ATTACHMENT 2

                                  TENNECO INC.
                       RECONCILIATION OF NON-GAAP MEASURES (8)
                    Debt net of cash / Adjusted EBITDA - LTM
                                    Unaudited



                                                      Quarter Ended June 30
                                                 -------------------------------
                                                     2007              2006
                                                 -------------     -------------
Total debt                                       $       1,450     $       1,379

Cash and cash equivalents                                  168               123

Debt net of cash balances(1)                             1,282             1,256

Adjusted LTM EBITDA                                        441               419

Ratio of net debt to adjusted LTM EBITDA(2)               2.9x              3.0x


                                                             Q3 06       Q4 06         Q1 07         Q2 07       Q2 07 LTM
                                                          ----------   -----------    ----------   ---------    -----------
Net income                                                         9            17             5          40             71

Minority interest                                                  2             2             2           2              8

Income tax expense                                                 3           (15)            2          20             10

Interest expense (net of interest capitalized)                    30            35            41          40            146

EBIT, Income before interest expense, income taxes
and minority interest (GAAP measure)                              44            39            50         102            235

Depreciation and amortization of other intangibles                45            48            48          50            191

Total EBITDA(3)                                                   89            87            98         152            426

Restructuring and restructuring related expenses                   7             6             2           2             17

New Aftermarket customer changeover costs(4)                      --            --            --                         --

Pension Curtailment(5)                                            --            (7)                                      (7)

Reserve for receivables from former affiliate                     --             3                                        3

Stock Option Adjustment(6)                                        --             2                                        2
                                                          ----------   -----------    ----------   ---------    -----------

Total Adjusted EBITDA(7)                                          96            91           100         154            441
                                                          ==========   ===========    ==========   =========    ===========


                                                             Q3 05       Q4 05          Q1 06        Q2 06       Q2 06 LTM
                                                          ----------   -----------    ----------   ---------    -----------
Net income                                                        10             8             2          24             44

Minority interest                                                 --             1             1           1              3

Income tax expense                                                 7            (4)            1          14             18

Interest expense (net of interest capitalized)                    33            34            37          35            139

EBIT, Income before interest expense, income
taxes and minority interest (GAAP measure)                        50            39            41          74            204

Depreciation and amortization of other intangibles                44            43            44          47            178

Total EBITDA(3)                                                   94            82            85         121            382

Restructuring and restructuring related expenses                   2             5             6           8             21

New Aftermarket customer changeover costs(4)                      --            10            --           6             16
                                                          ----------   -----------    ----------   ---------    -----------

Total adjusted EBITDA(7)                                          96            97            91         135            419
                                                          ==========   ===========    ==========   =========    ===========


(1)Tenneco presents debt net of cash balances because management believes it is a useful measure of Tenneco's credit position and progress toward reducing leverage. The calculation is limited in that the company may not always be able to use cash to repay debt on a dollar-for- dollar basis.

(2)Tenneco presents the above reconciliation of the ratio debt net of cash to the last twelve months (LTM) of adjusted EBITDA to show trends that investors may find useful in understanding the company's ability to service its debt. For purposes of this calculation, adjusted LTM EBITDA is used as an indicator of the company's performance over the most recent twelve months and debt net of cash is presented as an indicator of our credit position and progress toward reducing our financial leverage. LTM adjusted EBITDA is used to reflect annual values and remove seasonal fluctuations. This reconciliation is provided as supplemental information and not intended to replace the company's existing covenant ratios or any other financial measures that investors may find useful in describing the company's financial position. See notes (1), (3) and (4) for a description of the limitations of using debt net of cash, EBITDA and adjusted EBITDA.

(3)EBITDA represents income before interest expense, income taxes, minority interest and depreciation and amortization. EBITDA is not a calculation based upon generally accepted accounting principles. The amounts included in the EBITDA calculation, however, are derived from amounts included in the historical statements of income data. In addition, EBITDA should not be considered as an alternative to net income or operating income as an indicator of the company's operating performance, or as an alternative to operating cash flows as a measure of liquidity. Tenneco Inc. has presented EBITDA because it regularly reviews EBITDA as a measure of the company's performance. In addition, Tenneco believes its debt holders utilize and analyze our EBITDA for similar purposes. Tenneco also believes EBITDA assists investors in comparing a company's performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending upon many factors. However, the EBITDA measure presented may not always be comparable to similarly titled measures reported by other companies due to differences in the components of the calculation.

(4) Represents costs associated with changing new aftermarket customers from their prior suppliers to an inventory of our products. Although our aftermarket business regularly incurs changeover costs, we specifically identify in the table above those changeover costs that, based on the size or number of customers involved, we believe are of an unusual nature for the quarter in which they were incurred.

(5) In August 2006, we announced that we were freezing future accruals under our U.S. defined benefit pension plans for substantially all our U.S. salaried and non-union hourly employees effective December 31, 2006. In lieu of those benefits, we are offering additional benefits under defined contribution plan.

(6) The adjustment is related to our past administration of stock option grants and represents an adjustment for several prior years.

(7)Adjusted EBITDA is presented in order to reflect the results in a manner that allows a better understanding of operational activities separate from the financial impact of decisions made for the long term benefit of the company and other items impacting comparability between the periods. Adjustments similar to the ones reflected above have been recorded in earlier periods, and similar types of adjustments can reasonably be expected to be recorded in future periods. The company believes investors find the non-GAAP information helpful in understanding the ongoing performance of operations separate from items that may have a disproportionate positive or negative impact on the company's financial results in any particular period.

(8) As disclosed in Tenneco's July 23, 2007 press release, Tenneco is restating its financial results for the years ended December 31, 2004, 2005 and 2006 and for the quarters ended March 31, 2006 and 2007, June 30, 2006 and September 30, 2006. The amounts presented in this table reflect the preliminary results of the restatement.